Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Amendment #1 to the

Exclusive License and Collaboration Agreement

– by and between –

PharmaEngine, Inc.

- and -

Nanobiotix S.A.

October 07, 2014

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THIS FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT (AMENDMENT #1) IS ENTERED INTO EFFECT AS OF OCTOBER 07, 2014 (THE “FIRST AMENDMENT EFFECTIVE DATE”) BY AND BETWEEN:

(1)	Nanobiotix S.A. a French joint-stock company having its registered office located at 60 Rue de Wattignies 75 012, Paris, France, Paris Companies’ Register No SIRET: RCS 447 521 600 (“Licensor”); and

(2)	PharmaEngine, Inc. a Taiwanese corporation having its registered office at 16F, 237 Sung-Chiang Road, Taipei 104, Taiwan, Republic of China, Companies’ Register Reg. No. 80264691, (“Licensee”).

RECITALS:

(A)	Licensor and Licensee have entered into an Exclusive License and Collaboration Agreement as of August 06, 2014 (the “License Agreement”);

(B)
In order to expedite the development of NBTXR3 in the Territory, Licensee intends to join the global pivotal study of soft tissue sarcoma initiated by Licensor (the “First Global Study”) in the Territory, including the MRA Territory in accordance with Section 4.4 of the License Agreement and the terms of this Amendment #1;

(C)
Licensee has also agreed, in accordance with the terms of this Amendment # 1, to make an advance milestone payment to Licensor although such payment is not yet required under the License Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements and stipulations set forth herein, the receipt and legal sufficiency of which are hereby mutually acknowledged, Licensor and Licensee hereby agree as follows:

1.
Development Milestone Payments.  Although such payment is not yet due under the License Agreement, Licensee will pay to Licensor the milestone due under Section 7.2(i)(1) of the License Agreement in the amount of One Million US-Dollars (USD 1,000,000) no later than October 30, 2014.  Such payment shall be treated for purposes of the License Agreement in the same way as if Licensee had reached the applicable milestone and had made the required milestone payment.  Without limiting the generality of the foregoing, Licensee shall have no obligation to make such milestone payment again should Licensee later achieve the milestone set forth in Section 7.2(i)(1) of the License Agreement.

2.	Global Study Support

2.1	Licensee will provide support in conducting the First Global Study in the Territory, including the MRA Territory, as more fully described in Exhibit A attached to this Amendment #1.

2.2
Licensor acknowledges that the support provided by Licensee under Section 2.1 of this Amendment #1 and the early payment of the milestone under Section 1 of this Amendment #1 are linked to activities that have and will be performed by Licensee in the MRA Territory.  Therefore, in accordance with Section 7.6 of the License Agreement, Licensor will be obligated to compensate Licensee in accordance with

Section 7.6 of the License Agreement if Licensor terminates Licensee’s rights in the MRA Territory in accordance with Section 2.3 of the License Agreement.

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3.	Press Releases

Upon execution of this Amendment #1, the Parties shall coordinate closely and each separately issue press releases announcing the execution of this Amendment #1, in substantially the form of Exhibit B and Exhibit C attached hereto, respectively.  Notwithstanding anything to the contrary in the foregoing, if either Party is restricted by applicable Laws and Regulations (including, but not limited to, applicable securities laws) from making a press release as described in this Section 3, then such Party will be deemed to have fulfilled its obligations under this Section 3 by making such public statement, if any, as is permitted under such applicable Law and Regulations.

4.	Miscellaneous

Except as expressly stated in this Amendment #1, the License Agreement remains unchanged and full force and effect.  All  capitalized words and expressions used or referred to in this Amendment #1 and not otherwise defined in this Amendment #1 shall have the meanings set forth in the License Agreement.

5.	Exhibits

Exhibit A          Co-Sponsorship Memorandum for the First Global Study

Exhibit B          Licensor Press Release

Exhibit C          Licensee Press Release

– Signature pages follow –

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IN WITNESS WHEREOF, this Agreement has been signed by the Parties hereto, effective as of the First Amendment Effective Date, in two (2) counterpart originals.
Licensor	Licensee
/s/ Bernd Mühlenweg	/s/ C. Grace Yeh
Name: Bernd Mühlenweg	Name: C. Grace Yeh, Ph.D.
Title: Chief Business Officer	Title: President and Chief Executive Officer

Nanobiotix S.A.	PharmaEngine, Inc.

Exhibit A:  Co-Sponsorship Memorandum for the First Global Study

Memorandum

Regarding the Parties’ Rights and Obligations in the Territory with Regard to the First Global
Study according to the License Agreement between PharmaEngine and Nanobiotix signed
August 06, 2012

1.	Background

(1)
Nanobiotix has initiated a pivotal study entitled “A MULTICENTER RANDOMIZED, OPEN-LABEL PHASE ll/lll STUDY, TO COMPARE THE EFFICACY OF NBTXR3, IMPLANTED AS INTRATUMOR INJECTION AND ACTIVATED BY RADIOTHERAPY, VERSUS RADIOTHERAPY ALONE IN PATIENTS WITH LOCALLY ADVANCED SOFT TISSUE SARCOMA OF THE EXTREMITY AND TRUNK WALL” (the “Study,” also known as “Study NBTXR3-301”).  The protocol for the Study as of the Effective Date (as amended from time to time, the “Protocol”) is attached hereto as Schedule 1; and

(2)
In accordance with Section 4.4(ii) of the License Agreement, PharmaEngine wishes to participate in such Study as sponsor in the Territory in coordination with Nanobiotix, who shall be responsible for such Study outside the Territory.

(3)
The Parties shall discuss coordination of efforts for the Study and shall agree on cost-sharing for certain costs for the Study that are not clearly attributable solely to either the Territory or the areas outside the Territory.

(4)	This Memorandum outlines the general and also some detailed principles on which the parties agree in respect to the conduct of the Study.

2.	Relationship between Parties.

(1)
Nanobiotix will be the Sponsor of the Study outside the Territory and PharmaEngine will be the Sponsor of the Study in the Territory in accordance with Section 4.4(ii) of the License Agreement.  The demarcation of responsibilities of each Party with respect to the management of the Study is attached hereto as Schedule 2.  Each Party shall cooperate with the other party with regard to the Study as required under the License Agreement and agrees to fulfil its obligations and responsibilities in accordance with this Memorandum.

(2)
Nanobiotix shall be solely responsible for all submissions to, communications and interactions with Regulatory Authorities outside the Territory regarding the Study, and PharmaEngine shall be responsible for submissions to, communications and interactions with Regulatory Authorities in the Territory regarding the Study.  Notwithstanding anything to the contrary in the foregoing, the Parties agree that PharmaEngine together with its designated CRO will prepare the regulatory documentation for use in the Territory.  Prior to the initial submission to Regulatory Authorities, PharmaEngine will provide to Nanobiotix for review any significant documents that are to be filed with Regulatory Authorities that are created by PharmaEngine (as opposed to documents that are provided by Nanobiotix to PharmaEngine and unchanged versions are used by PharmaEngine for filing purposes, such as, for example only, investigator’s brochure, Study protocol, ICF, application forms and their translated versions).  Nanobiotix shall review such documentation and provide PharmaEngine with its feedback within three (3) business days unless a shorter timeline is required in accordance with applicable law.  PharmaEngine shall consider any comments from Nanobiotix on such documents in good faith, but PharmaEngine will have final decision-making authority regarding all such documents.  The submission to the Regulatory Authorities in the Territory will be done by the CRO on behalf of PharmaEngine.  The final version of submission documentation and the related correspondence incurred after the initial submission will be part of the electronic trial master file of the Study.  It is therefore explicitly agreed between PharmaEngine and Nanobiotix that these documents do not need to be uploaded to the Electronic Data Platform by PharmaEngine.  Nanobiotix shall assist PharmaEngine as required under the License Agreement in the regulatory documentation and submission if requested by PharmaEngine.

(3)
The Parties shall implement the Study in accordance with the Protocol as approved by the applicable Regulatory Authorities and with any subsequent amendments approved by the applicable Regulatory Authorities, and in compliance with the ISO 14155, the Guideline for Good Clinical Practice set forth by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (as amended and/or restated from time to time, “GCP”) and any applicable laws, regulations, guidelines and rules.  Without limiting the foregoing, PharmaEngine shall ensure that all activities in the Territory comply materially with the applicable requirements for medical devices, including the risk management based on the last updated version of ISO 14971.

(4)
PharmaEngine is responsible for selecting the countries, investigators, hospitals and CRO who will be responsible for regulatory submissions and clinical monitoring in the countries where PharmaEngine is the sponsor of the Study.  PharmaEngine will inform Nanobiotix through the regular project calls (see clause 5(3)) of its decisions regarding such countries, investigators, hospitals and CROs.  Such selections and decisions will be discussed in such project calls, if necessary, but PEI shall have final decision-making authority with regard to such matters.

(5)
Quality assurance of the Study will be performed on a global basis and will be coordinated by Nanobiotix.  Nanobiotix shall provide such quality assurance plan for PharmaEngine’s review and comments.  PharmaEngine shall bear the costs for the quality assurance auditing activities in the Territory.  The auditing activities shall be delineated in the quality assurance plan.

(6)	PharmaEngine is responsible for the implementation of its own quality management system in accordance with ISO 13485.

(7)
Each Party shall be responsible for negotiating, executing and entering into Study Agreements (“SAs”) with the investigators and hospitals in the countries where it is the sponsor.  Each Party shall be responsible for the performance of all of its obligations under such SAs.

(8)
Each Party shall procure reasonable and customary clinical trial insurance with respect to the conduct of the Study in the countries where it is the sponsor in accordance with all applicable laws, regulations and rules.

(9)	Neither Party shall bear any responsibility or liability for any payment, expenses or damages under any SA signed by the other Party.

(10)
In performing their respective responsibilities, the Parties shall at all times comply with all applicable terms and conditions of the License Agreement and the SAs and this Memorandum.  For the avoidance of doubt, nothing in this Memorandum shall be construed to relieve either Party of any of its obligations under the License Agreement.

(11)
The Parties agree to follow Nanobiotix’s standard operating procedures (SOPs) in the conduct of the Study in the Territory, including such SOPs for Pre-study site visit (Site selection visit), Initiation visit, Monitoring visit, Closeout visit, Trial Master File, Investigation Site File and Audit visit as well as all other appropriate documents needed to conduct the Study in the Territory.

(12)
Both Nanobiotix and PharmaEngine shall have the right to access eCRF database without the prior consent of the other party.  The Parties will discuss the exact privileges to access the eCRF database to be granted to their respective employees and agents, but such privileges shall include, at a minimum, PharmaEngine’s project manager having the same access rights and operational permits to such eCRF database for data collected in the Territory as the Nanobiotix project manager for data collected outside the Territory, and PharmaEngine having appropriate access to create reports that include data collected outside the Territory.

(13)
In case there is an aspect of the collaboration between the Parties needed for the conduct of the Study that is not covered by this Memorandum, then the Parties agree to reasonably and cooperatively work together on that aspect in a way that is in the best interest of the conduct of the Study on a global level.

(14)
The parties shall update the study status and the project plan in the Territory with each other in the scheduled global project calls during all phases of the conduct of the Study and provide the required documentation and updates, if any, before such calls.  During these calls the details of the global Study (inside and outside the Territory) shall be discussed, and PharmaEngine’s CRO shall participate in such calls as well.  The topics shall further include, but not be limited to, (a) status of each country, (b) questions from the investigators or site staff, (c) change of design of the Study, (d) change of timeline affecting the sites, (e) requests from any of the Regulatory Authorities of the Study (f) requests from any other Regulatory Authorities that might reasonably impact the Study and (g) responses by Nanobiotix or PharmaEngine to the requests referenced in clauses (e) and (f).

3.	Clinical Supply of the Licensed Product

(1)
Nanobiotix shall supply PharmaEngine with the Licensed Product for the conduct of the Study in accordance with the Development Supply Agreement signed by the parties on August 06, 2013 (the “Supply Agreement”).  In addition to the activities described in the Supply Agreement Nanobiotix shall be responsible for the secondary packaging and labeling of the Licensed Product for use in the Study in compliance with applicable laws and regulations, the License Agreement and the Supply Agreement.  PharmaEngine shall pay Nanobiotix for such secondary packaging and labeling a price equal to [***].

(2)
PharmaEngine shall provide Nanobiotix with the label content required by the countries in the Territory to perform the labelling of the Licensed Product promptly upon selection of a particular jurisdiction for conduct of the Study and in a timely manner to prevent delays in the timelines of submissions to Regulatory Authorities.

(3)
Nanobiotix is responsible for the pharmaceutical release (CMC portion) and shipment of the Licensed Product to the warehouse(s) designated by PharmaEngine.  Subsequently PharmaEngine is responsible for the clinical release of the Licensed Product and the transfer from the warehouse to the clinical sites in the Territory.

4.	Responsibilities of Nanobiotix

(1)
Nanobiotix shall provide PharmaEngine with all documents required for Study regulatory submissions in English, including but not limited to the Protocol and any subsequent amendments, Investigator’s brochures, electronic case report forms (paper copy of the electronic version), master informed consent form, statistical analysis plan, data monitoring plan, data verification plan and central laboratories information.  PharmaEngine shall be responsible for any necessary translation of any such documents for the sites in the Territory and for the specific adaptation of the documents required for the submission in the Territory.  Nanobiotix shall provide all such documentation to PharmaEngine in a timely manner to prevent delays in the timelines of submissions to Regulatory Authorities in the Territory.

(2)
Nanobiotix shall be responsible for the pharmacovigilance, data management, central image review, body kinetics study, statistics and IWRS, quality of the study conduct, as well as final Study report writing.  The following CROs have been selected by Nanobiotix to provide such services.  Nanobiotix will use commercial reasonable efforts to obtain the consent from its CROs to share the CRO agreements and potential amendments with PharmaEngine.

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

(3)	Nanobiotix shall provide PharmaEngine with all the relevant SOPs in Section 2(10) of this Memorandum, and all templates for reports and forms for the Study.

(4)
Prior to making any material change in the design of the Study Nanobiotix and PharmaEngine will discuss such suggested material change via either email or telephone.  Nanobiotix shall provide PharmaEngine with a full description of all proposed changes after such discussion.  PharmaEngine shall review and provide comments to Nanobiotix within ten (10) days after receiving all information relating to the changes in case these material study changes are of strategic nature, e.g. to increase the enrollment rate.  In case the material study changes are an emergency, e.g. to react on side effects, then PharmaEngine shall review and provide comments to Nanobiotix within three (3) days after receiving all information relating to the changes.  Nanobiotix will have final decision-making authority regarding all such documents.  Nanobiotix shall reasonably consider PharmaEngine’s comments and modifications regarding such proposed changes.  Nanobiotix shall provide PharmaEngine with all the relevant instructions for the Study including, but not limited to, injection instructions, EDC instructions, lab manuals, Investigator Site File filing manual, and the paper and electronic versions of the trial master file.

(5)
PharmaEngine will invite Prof. Sylvie Bonvalot (or any other investigator skilled to perform the intratumoral injection) to attend the first regional Investigators’ meeting in the Territory at PharmaEngine’s expense.  Nanobiotix will support PharmaEngine in making the contact to Prof. Sylvie Bonvalot or any other skilled investigator.  Furthermore, PharmaEngine may, but shall not be required to, send investigators from the Territory for training at Prof. Bonvalot’s center, also at PharmaEngine’s expense.  The contractual relationship to accomplish these tasks between Prof. Sylvie Bonvalot or any other skilled investigator or their respective employers is the sole responsibility of PharmaEngine.  Additionally, either Party may elect to participate in the other Party’s meetings with investigators at the expense of the Party that is not holding the meeting.

5.	Responsibilities of PharmaEngine

(1)	PharmaEngine shall establish a project plan, which shall be updated during the regular project calls.

(2)	PharmaEngine shall cooperate with the CROs which have been contracted by Nanobiotix as described in Section 4(2) of this Memorandum.

(3)	PharmaEngine plans, but does not guarantee to recruit, approximately [***] subjects to be randomized in this Study, representing roughly [***] of all subjects recruited.

6.	Cost Sharing

(1)
Subject to clauses 6(2) of this Memorandum, each party shall separately bear all the costs and expenses incurred as a result of the activities performed in the countries where it is the Sponsor for the Study, including CRO services, clinical trial insurance, clinical monitoring in its Territory, delivery of samples, (including, but not limited to, samples collected at the investigational sites to the central lab for body kinetics analysis).

(2)
Notwithstanding anything to the contrary in Clause 6(1) above, PharmaEngine shall initially be responsible for [***] of the fees and expenses incurred for the CRO services as identified in Section 4(2) of this Memorandum.  After the Study has been completed, the Parties will calculate the actual percentage of randomized subjects enrolled by PharmaEngine in the Study in the Territory out of the total number of randomized subjects enrolled in the entire Study.  PharmaEngine’s share of the fees and expenses incurred for the CRO services in identified in Section 4(2) of this Memorandum shall then be adjusted to reflect the actual percentage of the total number of subjects enrolled in the Study that were enrolled by PharmaEngine in the Study in the Territory.  For example, in case 170 subjects were randomized in the entire Study and PharmaEngine contributed 20 subjects, then PharmaEngine shall pay 11.8% of the applicable costs.  PharmaEngine’s cost contribution shall not drop below [***] even in case PharmaEngine has enrolled less than [***] of the patients in the Study.

(3)
PharmaEngine will pay all costs for which it is responsible under Section 6(2) to Cmed (or any successor CRO identified by Nanobiotix), regardless of whether such costs relate to activities conducted by Cmed or another CRO.  As long as PharmaEngine makes its required payments to Cmed, PharmaEngine shall have no liability to Nanobiotix or any third party for any further payments.  PharmaEngine and Nanobiotix will enter into a three-way agreement with CMed (or any successor CRO identified by Nanobiotix) to reflect this payment arrangement.

7.	Intellectual Property

Notwithstanding anything to the contrary In the License Agreement, Nanobiotix shall own all Development Data generated in the countries where it is Sponsor of the Study, and PharmaEngine will own all Development Data generated in the countries where it is Sponsor of the Study.  Each Party shall have the right to access the other Party’s Development Data from the Study in accordance with the License Agreement.

8.	Miscellaneous

(1)	Except as expressly stated in this Memorandum, In the event of any inconsistency between this Memorandum and the License Agreement, the License Agreement shall prevail.

(2)	All capitalized terms used in this Memorandum and not otherwise defined in this Memorandum have the meanings assigned them in the License Agreement.

(3)	Schedules

Schedule 1 – Study Protocol

Schedule 2 – Roles and Responsibilities in the Territory

/s/ B. Mϋhlenweg	/s/ Grace Yeh.
Name: Dr. Bernd Mühlenweg	Name: C. Grace Yeh, Ph.D.
Title: Chief Business Officer	Title: President and Chief Executive Officer

Nanobiotix S.A.	PharmaEngine, Inc.

Schedule 1 – Study Protocol

[Omitted]

Schedule 2 - Roles and Responsibilities in the Territory

[***]

Exhibit B:  Licensor Press Release

[Omitted]

Exhibit C:  Licensee Press Release

[Omitted]